Exhibit 99.3

April 17, 2009

PRIVATE AND CONFIDENTIAL

International Data Corporation, Inc.

5 Speen Street

Framingham, MA 01701

Re: Consent to Use of Data in Registration Statement

To Whom It May Concern:

SolarWinds, Inc. (“SolarWinds”) is contemplating an initial public offering of its Common Stock. In connection with this offering, SolarWinds has filed a Form S-1 registration statement with the Securities and Exchange Commission (“SEC”). SolarWinds intends to file Amendment No. 7 to the Registration Statement on April 17, 2009 (as amended, the “Registration Statement”).

We request your consent to cite, in the Registration Statement and all subsequent amendments thereto, certain financial and statistical data contained in the report titled, “IDC, Worldwide Network Performance and Operations Management 2009- 2013 Forecast and 2008 Vendor Shares,” IDC #217780, dated April 2009. Furthermore, given the wide recognition of International Data Corporation, Inc. (“IDC”) as an industry analyst, we also request to cite IDC as the source of such statistics. We intend to present the IDC data and statistics in the Registration Statement substantially as follows:

According to an April 2009 report published by IDC, from 2007 to 2008, we were one of the top ten network performance and operations management vendors based on market share. IDC estimates that worldwide revenue for network performance and operations management from 2007 to 2008 grew by 10.7% while our revenue during the same period grew 50.9%, which was the highest revenue growth rate among the top ten vendors.

By countersigning this letter, IDC consents to our use of the IDC data and statistics in substantially the manner presented above in the Registration Statement and all subsequent amendments thereto. Please email or fax this countersigned letter to Jason Bliss at (512) 682-9301 or Jason.Bliss@solarwinds.com and return the original via regular mail to SolarWinds, Inc., 3711 South MoPac Expressway, Building Two, Austin, Texas 78746, Attention: Jason Bliss. Please call the undersigned at (512) 682-9300 or Amanda Borichevsky of Wilson Sonsini Goodrich & Rosati at (512) 338-5400 with any questions you may have. Given the urgency of this request, your prompt attention to this matter is much appreciated.

CONSENT GRANTED:		Sincerely,

INTERNATIONAL DATA CORPORATION, INC.		SOLARWINDS, INC.

By:	/s/ Michael Shizetz	/s/ Kevin Thompson
Name:	Michael Shizetz	Kevin Thompson, President, Chief Operating
Title:	Corporate Communications Director	Officer, Chief Financial Officer and Treasurer
Date:	April 17, 2009